CONSULTING SERVICES AGREEMENT


         This Consulting Services Agreement (the "Agreement") is made as of the 30th day of May, 2003 by BEVsystems International, Inc. (the "Company") whose address is 1315 Cleveland St., Clearwater, Florida 33755, and the Company's consultant, Michael Goeree (the "Consultant") whose address is 9414 Crescent Loop Circle, Suite 203, Tampa, Fl 33619.

RECITALS:

         The Company desires under agreement to grant compensation to Consultant, in exchange for services provided to the Company, Shares of the common stock of the Company (the "Common Stock"), pursuant to the provisions set forth herein;

         1. Grant of Shares. The Company shall grant to Michael Goeree the following Shares (the "Shares") in the Company.

              CLASS OF STOCK                    NUMBER OF SHARES
                  Shares                            250,000

         2. Services. Consultants shall provide bona fide services to the Company not in connection with capital raising activities.

         3. Compensation. Consultant's compensation is the Shares identified herein. The parties agree the Shares have a value of $0.10 (Ten Cents) each. Consultants are responsible for all income taxes.

         4. Registration or Exemption. Notwithstanding anything to the contrary contained herein, the Shares underlying the Shares will be registered on Form S-8 Registration Statement dated June, 2003.

         5. Delivery of Shares. The Company shall deliver to the Consultant such Shares for services pursuant to the agreement for services between the Company and the Consultant.

         6. Waiver. No waiver is enforceable unless in writing and signed by such waiving party and any waiver shall not be construed as a waiver by any other party or of any other or subsequent breach.

         7. Amendments. This Agreement may not be amended unless by the mutual consent of all of the parties hereto in writing.

         8. Governing Law. This Agreement shall be governed by the laws of the State of Florida, and the sole venue for any action arising hereunder shall be Dade County, Florida.


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         9. Assignment and Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except as otherwise provided herein. This Agreement shall be binding upon and for the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

         10. Integration and Captions. This Agreement includes the entire understanding of the parties hereto with respect to the subject matter hereof. The captions herein are for convenience and shall not control the interpretation of this Agreement.

         11. Legal Representation. Each party has been represented by independent legal counsel in connection with this Agreement, or each has had the opportunity to obtain independent legal counsel and has waived such right, and no tax advice has been provided to any party.

         12. Construction. Each party acknowledges and agrees having had the opportunity to review, negotiate and approve all of the provisions of this Agreement.

         13. Cooperation. The parties agree to execute such reasonable necessary documents upon advice of legal counsel in order to carry out the intent and purpose of this Agreement as set forth herein above.

         14. Hand-Written provisions. Any hand-written provisions hereon, if any, or attached hereto, which have been initialed by all of the parties hereto, shall control all typewritten provisions in conflict therewith.

         15. Fees, Costs and Expenses. Each of the parties hereto acknowledges and agrees to pay, without reimbursement from the other party(ies), the fees, costs, and expenses incurred by each such party incident to this Agreement.

         16. Consents and Authorizations. By the execution herein below, each party (i) acknowledges and agrees that each such party has the full right, power, legal capacity and authority to enter into this Agreement, and the same constitutes a valid and legally binding Agreement of each such party in accordance with the terms, conditions and other provisions contained herein; and
(ii) acknowledges the receipt of an executed copy hereof, including Exhibit A attached hereto and made a part hereof by this reference.

         17. Gender and Number. Unless the context otherwise requires, references in this Agreement in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular.

         18. Severability. In the event anyone or more of the provisions of this Agreement shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Agreement shall be construed as if such unenforceable provision had never been contained herein.

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Agreed to as of this 30th day of May, 2003 by:
BEVsystems International, Inc.


/s/ Bob Tatum
--------------------
G. Robert Tatum, CEO





Agreed to as of this 30th day of May 2003 by:

/s/ Michael Goeree
--------------------------
Michael Goeree, Consultant